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Final Transcript
The following materials were used by Raindance Communications, Inc. (“Raindance”) on February 15, 2006 (Mountain Time) in discussing the proposed transaction referred to in the material below with its employees, customers, investors and partners and Raindance may use these materials in the future for similar purposes:
Conference Call Transcript
RNDC — Q4 2005 Raindance Earnings Conference Call
Event Date/Time: Feb. 15. 2006 / 4:30PM ET

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Final Transcript
CORPORATE PARTICIPANTS
Stephanie Anagnostou
Raindance Communications — SVP, General Counsel
Don Detampel
Raindance Communications — CEO
Nick Cuccaro
Raindance Communications — CFO
CONFERENCE CALL PARTICIPANTS
Rod Ratliff
Stanford Group — Analyst
Elliot Gold
TeleSpan — Analyst
Robert Andrade
Millennium Partners — Analyst
PRESENTATION

Operator
Good afternoon. This is the Raindance Communications fourth-quarter and year-end 2005 financial results conference call. (Operator Instructions).
I would now like to turn the call over to Ms. Stephanie Anagnostou, Senior Vice President and General Counsel for Raindance Communications. Ms. Stephanie Anagnostou, you may begin.

Stephanie Anagnostou - Raindance Communications — SVP, General Counsel
Thank you, operator, and hello, everyone. Thank you for joining us today to discuss Raindance’s 2005 fourth-quarter and year-end financial results and West Corporation’s agreement to acquire Raindance Communications.
First, let me make some required remarks about forward-looking statements and information regarding the proposed transaction. During this call, statements that are not purely historical are forward-looking statements that may involve risks, uncertainties and other factors that could cause actual results to differ materially. Forward-looking statements include the anticipated timing and ability to close the proposed merger, the perceived benefits of the acquisition, and objectives and expectations regarding future growth strategies, operations and enhanced service offerings.
Risks and uncertainties include but are not limited to the ability to satisfy all the closing conditions of the proposed merger, such as the receipt of regulatory and shareholder approvals; difficulties in attracting and retaining customers or employees as a result of the signing of the definitive agreement; risk of unforeseen material adverse changes to our business or operation; the risk that the proposed merger disrupts current plans, operations and product development efforts; and the ability to successfully integrate the two companies and obtain expected synergies and efficiencies.
In addition, risks and uncertainties include those identified in documents filed by West and Raindance respectively with the SEC. The Safe Harbor language in today’s press release and the press release announcing the proposed acquisition on February 6, 2006 applies also to our comments in this presentation. We do not undertake any obligation to update any forecasts or forward-looking statements.
Today’s and prior earnings releases, which can be found on our Website, reconcile the non-GAAP financial measures that will be discussed in today’s presentation with the most directly comparable financial measure calculated in accordance with GAAP.

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Final Transcript
Security holders of Raindance are urged to read Raindance’s proxy statement regarding the proposed merger when it becomes available. It will contain important information about the merger, including relevant information regarding the Company’s officers and directors, who may be deemed to be participants in the solicitation of proxies from shareholders and who have interest in the transaction that may differ from shareholders.
Today’s press release and slide presentation can be found on our Website at www.Raindance.com. This event is being recorded and will be available for replay on our Website.
With all that out of the way, I would like to now turn the call over to Don Detampel, CEO of Raindance Communications.

Don Detampel - Raindance Communications — CEO
Thank you, Stephanie. Good afternoon, everyone, and thank you for joining us today for our 2005 fourth-quarter and year-end earnings conference call. In a moment, Nick will take you through the fourth-quarter financial results in detail. First, I would like to briefly review our previously-announced definitive merger agreement with West Corporation as well as comment on some of the highlights of Q4. At the conclusion of Nick’s review, I will make some final comments before turning the call over for Q&A.
First, as many of you know, on February 6, Raindance and West Corporation announced a definitive merger agreement, whereby West has agreed to purchase all outstanding shares of Raindance for cash. Based in Omaha, Nebraska, West Corporation is the nation’s premiere provider of outsourced communications solutions and is a public company traded on the NASDAQ under the ticker WSTC.
To briefly review the proposed terms and timing of the agreement, West will purchase all outstanding shares of Raindance stock for $2.70 per share. At this purchase price, our fully diluted share count including in the money stock options and warrants under the treasury method totals approximately 56.8 million shares, resulting in an equity value purchase price of approximately $153 million. This purchase price represents approximately a 33% premium to the recent trading history of our stock. The acquisition is expected to close no later than the end of the second quarter of 2006 and will require Hart-Scott-Rodino review and Raindance shareholder approval. It will not require approval by the shareholders of West Corporation.
We are very excited about this proposed merger and believe it brings significant value to Raindance shareholders. At $2.70 per share, this transaction represents a significant premium for our shareholders and eliminates future execution risk. The purchase price represents a firm value of approximately $110 million, which translates into a multiple of approximately 1.5 times our trailing 12-month revenue ending December 31, 2005 and 8.9 times our trailing 12-month EBITDA ending December 31, 2005.
From a customer perspective, we believe that this merger will bring several benefits. Scope and scale are becoming increasingly important in the audio conferencing segment of our business, and we believe this transaction will significantly enhance the combined company’s capabilities on both of these fronts. With a global reach that extends to Canada, the United Kingdom, Ireland, France, Germany, Australia, New Zealand, Hong Kong, Singapore, Japan, and India, West Corporation brings an enhanced international service capability that will enable the joint company to more easily meet the future needs of our global customers.
The significant scale of the post-merger combined company is expected to solidly position West/Raindance as the largest provider of worldwide audio conferencing based on industry data. With this scale comes increased buying power to further reduce network costs.
We are also excited about the expanded distribution capabilities West Corporation is expected to bring to the combined company. With nearly 30,000 customers, West brings a significant new channel for Raindance’s industry-leading, Web and multimedia conferencing products. We believe Raindance’s technology coupled with West’s distribution will create a powerful new force in multimedia conferencing.
Turning now to 2005 fourth-quarter highlights. While Q4 is typically our slowest quarter seasonally, we generated strong top-line growth with total revenue reaching $18.8 million. This exceeded our guidance and represents an increase on both a sequential and year-over-year basis. It also reflects stronger-than-anticipated multimedia revenue of $3.2 million.
Net income for the fourth quarter was $433,000, or $0.01 per share, which reflects the impact of expenses primarily related to IP litigation protecting our intellectual property assets. Our conferencing platform achieved a fourth consecutive quarter of record volume, with usage minutes increasing 24% over Q4 2004 to 218 million and the number of meetings for the fourth quarter increasing 23% over the prior year to 1,058,000. With that said, I will now turn the call over to Nick, who will discuss the financial metrics for the fourth quarter in greater detail.

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Final Transcript

Nick Cuccaro - Raindance Communications — CFO
Thanks, Don. Fourth-quarter total revenue of $18.8 million represents a 4% increase over both the previous quarter and the fourth quarter of last year. 2005 revenue was $74.5 million, a 1% decline over 2004 revenue of $75.3 million. Net income for the fourth quarter was $433,000 or $0.01 per diluted share. This compared to a net loss of $354,000 or a loss of $0.01 per share in last year’s fourth quarter. For the full year 2005, net income of $4 million or $0.07 per diluted share compared to a net loss of $3.3 million or $0.06 per share for 2004.
Q4 adjusted EBITDA which excludes stock-based compensation was $2.3 million versus 2.5 million in Q4 a year ago and $3.7 million in the third quarter of this year. 2005 year-end EBITDA came in at $12.3 million versus $9.9 million for 2004. Gross margins were 55% in Q4 the same as a year ago and down from 58% in the third quarter this year.
At the end of the fourth quarter, our cash and investment balance was $44.1 million, down from $46.6 million in the third quarter. Our cash flow from operations was $3.4 million for the quarter. Pursuant to a 10b5-1 stock repurchase plan, which we initiated in August of 2005, we purchased approximately 1,410,000 shares of our common stock for $2.8 million during the fourth quarter. Under the same plan, we repurchased approximately 282,000 additional shares of our common stock for $557,000 during 2006 to date. Our 10b5-1 stock repurchase plan was canceled shortly after the announcement of the proposed West merger transaction.
Our days sales outstanding were 50 days, and our bad debt reserve as of the end of Q4 was $220,000 on accounts receivable of $10.8 million, which includes acquired receivables from BCE of $300,000. Capital expenditures were $2 million in Q4. Stock-based compensation expense was $140,000 in Q4.
Depreciation and amortization was $2.1 million for the quarter. Multimedia revenue, which excludes all service revenue attributable to audio-only conferencing, was $3.2 million for the fourth quarter compared to $3.1 million a year ago and $2.9 million in the third quarter. As a percentage of total revenue, multimedia revenue was 17% in Q4, down from 17.5% in Q4 2004 but up from 16% in Q3 of ‘05.
During the quarter, we saw an increase in both usage and revenue in Raindance Meeting and Seminar Edition. Average annual revenue per employee of $305,000 in Q4 increased slightly from $295,000 in Q4 2004. We believe we continue to lead the industry in this metric, which is due primarily to the efficiencies built into our infrastructure and organization.
In the fourth quarter, we added a total of 1,416 corporate customers across diverse vertical markets, which includes 598 new customers acquired through the BCE acquisition. Our total active customer base now numbers 5,026.
Indirect channel sales revenue was $3.9 million in Q4 versus $3.8 million in Q4 of the prior year. This group represented 21% of the Company’s total revenue in Q4 compared to 23% in Q3 of ‘05. During the fourth quarter, we hosted a record 1,058,000 meetings, which surpassed last quarter’s record and compares to 860,000 in the fourth quarter of 2004.
During peak usage, we are currently running at 58% of capacity.
As we have noted in the past, reliability and responsive customer service are at the heart of Raindance’s value proposition. During the quarter, we maintained 99.99% service uptime to our customers, and less than 1% of the meetings hosted by Raindance required technical support.
Now, I will turn the call back to Don.

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Final Transcript

Don Detampel - Raindance Communications — CEO
Thanks, Nick. In conclusion, we are very excited about the proposed combination of Raindance and West, which we believe creates significant scale and enhanced global reach to capitalize on the tremendous opportunities in the multimedia conferencing market. I also want to emphasize to our loyal Raindance customers that throughout this transition period and going forward, we remain committed to providing the same high-quality products and customer service that you have come to expect from Raindance.
West Corporation has also indicated a desire to keep Raindance’s operation substantially intact, ensuring a smooth transition for our customers. I would also like to thank the Raindance employees for the spirit and enthusiasm they have shown over the past week for the West transaction. The Raindance culture has a history of embracing change, and the Raindance team remains focused on our customers and moving the business forward.
Thank you for joining us today. Now, we would like to open the call to any question.
QUESTION AND ANSWER

Operator
(Operator Instructions). Rod Ratliff, Stanford Group.

Rod Ratliff - Stanford Group — Analyst
Nick, I may have missed it in Don’s remarks a second ago or in yours. But there looked like there was a sequential spike in G&A expenses. Would you remind me exactly what the explanation for that was?

Nick Cuccaro - Raindance Communications — CFO
The G&A expenses principally have to do with legal expenses over and above what we normally have been incurring, and that’s to do with our IP litigation, where we’ve been using an outside counsel to defend our IP technology. If we had not had that additional legal expense, we would have been within our guidance that we had offered.

Rod Ratliff - Stanford Group — Analyst
Do we foresee that the legal expense — well obviously, if the merger goes through, the litigation expense is a moot point. But, is the spike in fees something that would go away if Raindance does continue as an ongoing operation beyond the proposed merger?

Don Detampel - Raindance Communications — CEO
We do see this as kind of a near-term situation. We hold dear to our hearts our IP assets, and we’re going to vigorously defend those. However, we do believe that certainly within a quarter or two, these issues would be resolved.

Rod Ratliff - Stanford Group — Analyst
One final question. It looks just like crunching on the numbers here a little bit that revenue-per-metered-conferencing minute actually ticked back up in the fourth quarter. Am I smoking dope here? Or is that correct?

Don Detampel - Raindance Communications — CEO
I think part of it may be due to our stronger multimedia revenues, Rod.

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Final Transcript

Operator
I will now turn the program to Ms. Anagnostou for any Web question.

Stephanie Anagnostou - Raindance Communications — SVP, General Counsel
Not at this time.

Operator
Elliot Gold, TeleSpan.

Elliot Gold - TeleSpan — Analyst
I believe I’ve asked this question before earlier, but let me ask it again. You were talking about the Colorado infrastructure there, and you were talking about being at 58% usage. That call center there when you are — when West is finished with their acquisition, what will become of that? Will it be in use for the next year or two, or is there a deadline as to when they may pull calls to their own center? What’s the status of that?

Don Detampel - Raindance Communications — CEO
You know we certainly can’t speak for West. I think the best source of information is Tom Barker’s conference call that he hosted on February 7. In there, he did make some comment relating to the ongoing operations of Raindance once it becomes under the West umbrella. So I would refer you to really his remarks and statements on that call.

Elliot Gold - TeleSpan — Analyst
Then just a follow-on to the question that Rod just asked about the IP technology. I’m a little confused. I didn’t know there was litigation. Is this — I assume it’s been disclosed before. What is that?

Don Detampel - Raindance Communications — CEO
It has been disclosed, and this is fairly typical in the technology world. But, we do have a number of patent infringement cases going on. WebAccess has sued us claiming infringements of some of their patents. We have sued WebAccess claiming infringement of some of our patents. We do really value our intellectual property. We are going to vigorously defend that property. We certainly believe that we are not infringing on anybody’s patents, and also West in their due diligence has thoroughly reviewed the situation and they are comfortable as well with our position.

Elliot Gold - TeleSpan — Analyst
Is that VoIP? Or is that also the Web conferencing?

Don Detampel - Raindance Communications — CEO
There’s a number of things involved with these infringement claims. Some of them are VoIP related. The majority are Web conferencing and application-sharing related.

Operator
(Operator Instructions). [Robert Andrade], Millennium Partners.

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Final Transcript

Robert Andrade - Millennium Partners — Analyst
I guess, first and foremost, I wanted to thank management and the Board for seeking to maximize shareholder value in the Company. I just had two questions. Number one is, when you refer to the transaction multiple paid for the Company of 1.5 times revenue and I believe you said 9 times EBITDA, that was not inclusive of the NOL. And if you could just remind me what the NOL is worth?

Nick Cuccaro - Raindance Communications — CFO
The NOLs are about $125 million at the end of the year, which converts to about 40 to 45 million future tax credits.

Robert Andrade - Millennium Partners — Analyst
Then my second question is, what — we saw a tick-up it looked like in the media. What can we attribute this to? Is this the Seminar Edition; is this the Meeting Edition? What was really the improvement there?

Don Detampel - Raindance Communications — CEO
The improvement was absolutely with Raindance Meeting Edition and Raindance Seminar Edition. As we discussed on our last call, midyear, we released a number of products and enhancements including Raindance Seminar Edition and enhancements to Raindance Meeting Edition. We do believe that these products are beginning to see traction in the market. So, it was all based on our new technology.

Robert Andrade - Millennium Partners — Analyst
Finally, I just wanted to comment. I think it was a very prudent decision for the Board and the management to be buying back stock when they did within the 10b5-1 plan. So that is also applauded.

Operator
(Operator Instructions). Rod Ratliff, Stanford Group.

Rod Ratliff - Stanford Group — Analyst
Sorry for the follow-up, guys; it’s modeling related. With any specificity, what should I stick into SG&A for legal expenses for the next quarter? Or, Nick, would you like to take that off-line and talk about it after the call?

Nick Cuccaro - Raindance Communications — CFO
Why don’t we do that?

Rod Ratliff - Stanford Group — Analyst
Okay, good enough. I will get out of the way then.

Operator
Thank you, Mr. Detampel, at this time, there are no further questions on the phone.

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Final Transcript

Don Detampel - Raindance Communications — CEO
Stephanie, do we have any further questions from the Web?

Stephanie Anagnostou - Raindance Communications — SVP, General Counsel
No, we do not.

Don Detampel - Raindance Communications — CEO
Well, in closing, I just want to thank everybody for their continued interest in Raindance. For those shareholders, who are joining us on the call today, I do want to emphasize the importance of reviewing the proxy, which should be issued here within several weeks. We certainly would appreciate your prompt response in voting on this proposed transaction.
Thank you for your attention and hopefully — this may be the last time Nick and I get to talk with you, depending on when this transaction closes. Nick and I both certainly appreciate the continued support of our shareholders, customers, and employees. Thank you for joining us today.
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Additional Information and Where to Find It
     In connection with the proposed transaction, Raindance intends to file a proxy statement and other relevant materials with the Securities and Exchange Commission (“SEC”). BEFORE MAKING ANY VOTING DECISION WITH RESPECT TO THE PROPOSED TRANSACTION, SHAREHOLDERS OF RAINDANCE ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The proxy statement and other relevant materials, and any other documents filed by Raindance with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, stockholders of Raindance may obtain free copies of the documents filed with the SEC by directing a request through the Investors Relations portion of Raindance’s website at http://www.raindance.com or by mail to Raindance, 1157 Century Drive, Louisville, CO 80027, attention: Investor Relations, telephone: (303) 928-3000. You may also read and copy any reports, statements and other information filed by Raindance with the SEC at the SEC public reference room at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.
Interests of Certain Persons in the Merger
     Raindance and its executive officers and directors may be deemed to be participants in the solicitation of proxies from Raindance stockholders in favor of the proposed transaction. Certain executive officers and directors of Raindance have interests in the transaction that may differ from the interests of stockholders generally, including acceleration of vesting of stock options and/or restricted stock awards, payment of cash bonuses in connection with a change in control transaction and continuation of director and officer insurance and indemnification. These interests will be described in the proxy statement when it becomes available.